optionsXpress Announces Record Fourth Quarter and Full Year 2006 Results

CHICAGO, IL, January 31, 2007 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months and year ended December 31, 2006.

Highlights from the fourth quarter 2006 included:

•	Record revenues of $49.3 million, a 24% year-over-year increase

•	Record net income of $19.4 million, or $0.31 per diluted share

•	Daily average revenue trades (DARTs) of 26,900, an 11% year-over-year increase

•	Pre-tax margins of 64%

•	Net new accounts of 8,200

•	$394 million in net new customer assets added in the quarter

Highlights from the full year 2006 included:

•	Record revenues of $186.9 million, a 45% year-over-year increase

•	Record net income of $71.7 million, or $1.15 per diluted share

•	Ending accounts of 204,600 up 26% over the prior year

•	Record customer assets of $4.7 billion, 37% higher than a year ago

•	Completed conversion to self-clearing in December

“The fourth quarter concluded another strong year for optionsXpress. In addition to generating impressive financial results, we passed the 200,000 account milestone, continued our expansion into specialty brokerage with our launch of 24-hour futures trading and completed our conversion to self-clearing,” said David Kalt, Chief Executive Officer of optionsXpress. “We continue to see attractive growth opportunities in the retail options market and are confident in our prospects for long-term, profitable growth due to competition among exchanges, the advent of penny pricing and broadening investor acceptance of the options product.”

For the fourth quarter, DARTs were 26,900, up 11% from 24,200 in the fourth quarter of 2005, and up 12% from 24,100 in the third quarter of 2006. Trades per account on an annualized basis rose from 32 trades in the third quarter to 34 trades in the fourth quarter, while the average commission per trade decreased to $18.16 from $18.84 over the same period. The result was total revenue growth of 24% over the fourth quarter of last year and 13% over the third quarter of 2006. Resulting net income for the fourth quarter was $19.4 million, or $0.31 per share on a diluted basis. This represents a 24% increase from $15.6 million in the fourth quarter of last year and a 19% increase from $16.3 million in the third quarter of 2006.

At the end of 2006, total customer accounts were 204,600, up 26% from 2005. Advertising expense per net new account was $138 for 2006, up from $93 in 2005. Growth in customer assets continues to be strong. Year-end 2006 total customer assets were $4.7 billion, a 37% increase over year-end 2005 customer assets of $3.4 billion. This growth contributed to 2006 full year revenues of $186.9 million, a 45% increase over revenues of $129.0 million in 2005, and 2006 full year net income of $71.7 million, a 47% increase over net income of $48.7 million in 2005.

“Despite slower new account growth in the fourth quarter, activity rates and customer asset levels remained strong, resulting in record revenue and record earnings,” said David Fisher, Chief Financial Officer of optionsXpress. “In addition, we successfully completed our conversion to self-clearing in mid-December on time and on budget. We continue to anticipate that the benefits from self-clearing will be in line with the targets we detailed in our second quarter earnings press release in July of last year.”

During the quarter, optionsXpress announced a dividend of $0.05 per share. The total amount of the dividend was approximately $3.1 million and was paid to shareholders on December 28, 2006.

Outlook
“To address the decline in new accounts, we have been actively retooling our marketing tactics and accelerating the launch of new education initiatives. We believe this re-alignment of energies and investments are the refinements needed to fuel new customer growth going forward,” commented Kalt. “Beyond our new marketing efforts, we see exciting and diverse opportunities for optionsXpress. The acquisition of XpressTrade, which we announced last week, is an excellent example of our ability to capitalize on a strategic opportunity, enhance our leadership in a complementary market, and maintain our commitment to cost-effective growth.”

Conference Call
A conference call will be broadcast live on Wednesday, January 31, 2007, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc. provides innovative securities brokerage products and services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online brokerage, and brokersXpress LLC, an online broker dealer for investment representatives and advisors, the Company offers a wide range of investor tools, outstanding customer service via Live Help chat service and competitive commissions. optionsXpress has been named the top online securities brokerage by Kiplinger’s Personal Finance (2006) and by Barron’s in its last four annual surveys (2003 to 2006).

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	12/31/2006	12/31/2005	$	%
Revenues:
Commissions	$30,490	$27,659	$2,831	10%
Other brokerage related revenue	8,513	7,797	716	9%
Interest revenue and fees	11,334	4,398	6,936	158%
Interest expense	1,154	—	1,154	n/a

Net interest revenue and fees	10,180	4,398	5,782	131%
Other income	163	71	92	130%
Total revenues	$49,346	$39,925	$9,421	24%

Expenses:
Brokerage, clearing and other related expenses	4,664	4,486	178	4%
Compensation and benefits	6,054	4,269	1,785	42%
Advertising	2,151	1,598	553	35%
Quotation services	1,453	1,173	280	24%
Depreciation and amortization	954	616	338	55%
Technology and telecommunications	830	676	154	23%
Other	1,831	1,499	332	22%
Total expenses	$17,937	$14,317	$3,620	25%

Income before income taxes	31,409	25,608	5,801	23%
Income taxes	11,985	9,978	2,007	20%
Net income	$19,424	$15,630	$3,794	24%

Basic earnings per share	$0.31	$0.25	$0.06	24%
Diluted earnings per share	$0.31	$0.25	$0.06	24%
Weighted average shares
outstanding — basic	62,382	62,062	320	1%
Weighted average shares
outstanding — diluted	62,632	62,555	77	0%

	Twelve Months Ended		Change
	12/31/2006	12/31/2005	$	%
Revenues:
Commissions	$123,305	$91,410	$31,895	35%
Other brokerage related revenue	33,816	24,503	9,313	38%
Interest revenue and fees	30,781	12,813	17,968	140%
Interest expense	1,440	—	1,440	n/a

Net interest revenue and fees	29,341	12,813	16,528	129%
Other income	470	257	213	83%
Total revenues	$186,932	$128,983	$57,949	45%

Expenses:
Brokerage, clearing and other related expenses	21,583	15,295	6,288	41%
Compensation and benefits	21,510	14,175	7,335	52%
Advertising	7,454	5,681	1,773	31%
Quotation services	5,688	4,249	1,439	34%
Depreciation and amortization	3,394	2,293	1,101	48%
Technology and telecommunications	2,969	2,305	664	29%
Other	7,447	4,732	2,715	57%
Total expenses	$70,045	$48,730	$21,315	44%

Income before income taxes	116,887	80,253	36,634	46%
Income taxes	45,158	31,512	13,646	43%
Net income	$71,729	$48,741	$22,988	47%

Basic earnings per share	$1.15	$0.79	$0.36	46%
Diluted earnings per share	$1.15	$0.79	$0.36	46%
Weighted average shares
outstanding — basic	62,319	60,136	2,183	4%
Weighted average shares
outstanding — diluted	62,612	62,055	557	1%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ending		Change
	12/31/2006	12/31/2005	$	%
Assets:
Cash and cash equivalents	$76,590	$10,258	$66,332	647%
Short-term investments	118,075	95,275	22,800	24%
Cash segregated in compliance with
federal regulations	281,288	585	280,703	n/m
Receivables from brokerage customers, net	160,883	—	160,883	n/a
Receivables from brokers, dealers and
clearing organizations	27,012	11,765	15,247	130%
Deposits with clearing organizations	38,115	—	38,115	n/a
Fixed assets, net	6,619	4,088	2,531	62%
Other assets	6,217	4,598	1,619	35%
Total assets	$714,799	$126,569	$588,230	465%

Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$502,838	$369	$502,469	n/m
Payables to brokers, dealers and clearing
organizations	18,688	—	18,688	n/a
Accounts payable and accrued liabilities	8,748	6,570	2,178	33%
Current and deferred income taxes	3,636	1,111	2,525	227%

Total liabilities	533,910	8,050	525,860	n/m
Stockholders’ equity	180,889	118,519	62,370	53%

Total liabilities and stockholders'
equity	$714,799	$126,569	$588,230	465%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	12/31/2006	12/31/2005	$ or #	%
Number of customer accounts
(at period end)(1)	204,600	161,800	42,800	26%
Daily average revenue trades (‘‘DARTs’’)(2)	26,900	24,200	2,700	11%
Customer trades per account (3)	34	39	(5)	(13%)
Average commission per trade	$18.16	$18.25	($0.09)	(0%)
Option trades as a % of total trades	73%	76%	(3%)
Advertising expense per net new
customer account (4)	$262	$115	$147	128%
Total client assets (000s)	$4,658,108	$3,396,485	$1,261,623	37%
Client margin balances (000s)	$127,073	$115,897	$11,176	10%

	Twelve Months Ended		Change
	12/31/2006	12/31/2005	$ or #	%
Number of customer accounts
(at period end)(1)	204,600	161,800	42,800	26%
Daily average revenue trades (‘‘DARTs’’)(2)	27,200	19,600	7,600	39%
Customer trades per account (3)	37	38	(1)	(3%)
Average commission per trade	$18.13	$18.54	($0.41)	(2%)
Option trades as a % of total trades	74%	76%	(2%)
Advertising expense per net new
customer account (4)	$138	$93	$45	48%
Total client assets (000s)	$4,658,108	$3,396,485	$1,261,623	37%
Client margin balances (000s)	$127,073	$115,897	$11,176	10%

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total net new customer accounts opened during the period.